Exhibit 15.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AstraZeneca PLC:

We consent to the incorporation by reference in the registration statement (No. 333-214756) on Form F-3 and the registration statements (No. 333-226830, No. 333-09062, No. 333-124689, No. 333-152767, No. 333-170381, and No. 333-216901) on Form S-8 of AstraZeneca PLC of our report dated 2 February, 2017, with respect to the consolidated statement of financial position of AstraZeneca PLC and subsidiaries as of 31 December 2016, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended, which report appears in the 31 December 2018 annual report on Form 20-F of AstraZeneca PLC.

/s/ KPMG LLP

KPMG LLP
London
United Kingdom
March 5, 2019